EXHIBIT 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY

REPORTS FOURTH QUARTER AND

FISCAL YEAR 2008 RESULTS

(Reno, NV – October 30, 2008) – International Game Technology (NYSE: IGT) announced today operating results for the fourth quarter and fiscal year ended September 30, 2008. Net income for the quarter was $52.1 million or $0.18 per diluted share, inclusive of a non-cash charge of $28.6 million or $0.10 per diluted share from write-downs of certain investments, versus $122.6 million or $0.38 per diluted share in the same quarter last year.  For the fiscal year, net income was $342.5 million or $1.10 per diluted share compared to $508.2 million or $1.51 per diluted share in the same period last year.  Comparability for the quarter and fiscal year periods is affected by a number of items.  A supplemental schedule of these items is included at the end of this release.

"Our fiscal 2008 results reflect challenging economic operating conditions affecting our customers and in turn our business,” said Chairman and CEO TJ Matthews.  “Despite these challenges, we remained focused on key business initiatives.  During 2008, IGT released several new models on our Advanced Video Platform (AVP®) and released close to 700 game titles worldwide across all platforms.  We made significant progress in the development of our server-based gaming initiatives and will begin commercially deploying initial versions of this technology in 2009.”

Gaming Operations

Fourth quarter gaming operations revenues and gross profit from gaming operations totaled $331.0 million and $192.7 million, respectively, compared to $353.3 million and $214.7 million for the same quarter last year.  For the year ended September 30, 2008, revenues and gross profit from gaming operations totaled $1.3 billion and $778.1 million, respectively, compared to $1.4 billion and $823.0 million in

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

the prior year.   Revenues and gross profit decreased primarily due to lower play levels and continued shifts in installed base mix to include more lower-yielding, stand-alone lease and central determination machines.

For the current quarter and fiscal year, gross margins on gaming operations were 58% compared to 61% and 60%, respectively, in the prior year.  The current quarter was primarily affected by lower play levels. For the fiscal year, gross margin was negatively impacted by unfavorable interest rates and technological obsolescence related to the transition to new products, as well as the prior year hurricane property insurance gain.

As of September 30, 2008, our gaming operations installed base totaled 60,500 units, an increase of 400 units from the immediately preceding quarter and the prior year quarter.  Installed base growth in international markets and domestic lottery markets was partially offset by reductions in Florida and California Class II markets as these markets transitioned to Class III for-sale games.  As of September 30, 2008, approximately 74% of our installed base is comprised of variable fee games that earn a percentage of machine play levels rather than a fixed daily fee.  Based on yield threshold considerations, the current reported installed base and historical comparisons have been revised to reflect approximately 900 international units previously excluded from current and historical periods.  Gaming operations revenues were not impacted by this adjustment in our reported installed base.

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Product Sales

	Quarters Ended		Years Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues (in millions)
North America - Machine	$114.0	$99.1	$432.2	$491.6
North America - Non-Machine	69.6	87.0	299.4	295.1
International - Machine	93.0	92.4	362.6	384.4
International - Non-Machine	24.6	31.1	96.5	89.1
Total	$301.2	$309.6	$1,190.7	$1,260.2

Gross Margin
North America	54%	54%	54%	55%
International	53%	49%	54%	48%
Total	54%	52%	54%	52%

Units Shipped
North America	8,900	8,300	35,000	43,000
International	11,200	15,100	37,700	62,900
Total	20,100	23,400	72,700	105,900

Worldwide product sales generated fourth quarter gross profit of $161.7 million compared to $161.0 million in the prior year.  Non-machine revenues (gaming systems, parts, conversions and other fees) comprised 31% of total product sales versus 38% in the comparable prior year quarter.  Domestic shipments increased due to the release of our new AVP® models in the fourth quarter.  Internationally, lower shipments into Japan compared to the prior year quarter were partially offset by increased shipments into Latin America.

For the fiscal year ended September 30, 2008, worldwide product sales generated gross profit of $641.0 million versus $657.8 million in the prior year, reflecting a reduction in machine revenues due to continued slow domestic replacement demand and lower Japan sales.   Non-machine revenues comprised 33% of total product sales for fiscal 2008 compared to 30% of total product sales in the prior year.  The increase in non-machine revenues was driven by increased intellectual property licensing fees and systems sales.

Additionally, revenues from approximately 1,800 machines shipped during the fourth quarter are expected to be included in our next fiscal quarter.  Deferred revenue, including the 1,800 machines, increased approximately $38.1 million during the quarter to a total of $62.1 million as of September 30, 2008.  This increase is the result of our

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

continued shift toward more multi-element contracts including systems and software sales.

Operating Expenses and Other Income/Expense

Fourth quarter operating expenses totaled $204.4 million compared to $179.1 million in the prior year period.  Higher legal and compliance fees and staffing costs comprised the majority of the increase.  For the full year, operating expenses increased to $759.8 million compared to $680.5 million in fiscal 2007, primarily due to higher staffing costs, bad debt provisions, and legal and compliance fees, as well as prior year gains from hurricane insurance and the sale of a corporate airplane.

Other expense, net, in the fourth quarter increased $44.4 million to $46.8 million, largely due to $28.6 million related to write-downs of our investments in China LotSynergy Holdings and Progressive Gaming International Corporation.  Other expense for the full year increased $73.0 million from fiscal 2007 to $68.5 million.  These increases were also driven by additional interest expense on higher borrowings, reduced interest income and unfavorable foreign currency exchange losses.

Cash Flows and Balance Sheet

For the fiscal year ended September 30, 2008, IGT generated $516.3 million in cash from operations on net income of $342.5 million compared to $821.5 million on net income of $508.2 million in the prior year period.  Reductions in year-over-year cash from operations were primarily the result of lower earnings, increased inventory, additional prepayments to secure long-term licensing rights and increases in accounts receivable.

Working capital increased to $733.4 million at September 30, 2008 compared to $595.5 million at September 30, 2007.  Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $374.4 million at September 30, 2008 versus $400.7 million at September 30, 2007.  Debt totaled $2.3 billion at September 30, 2008 compared to $1.5 billion at September 30, 2007.  The available capacity on our $2.5 billion line of credit totaled $1.2 billion as of September 30, 2008.

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Capital Deployment

On August 19, 2008, our Board of Directors declared a quarterly cash dividend of fourteen and one-half cents ($0.145) per share, payable on October 2, 2008 to shareholders of record on September 11, 2008.

During the fourth quarter, IGT repurchased 11.6 million shares at an aggregate cost of $268.8 million.  For the fiscal year, share repurchases totaled 25.5 million shares at an aggregate cost of $779.7 million. The remaining authorization under the Company’s stock repurchase program totaled 7.7 million shares at September 30, 2008.

As previously announced on October 9, 2008, IGT will host a conference call regarding its Fourth Quarter and Fiscal Year 2008 earnings release on Thursday, October 30, 2008 at 6:00 a.m. (Pacific Time).  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT

International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, November 7, 2008 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Time) on Thursday, October 30, 2008.  This replay will run through Friday, November 7, 2008.  The access numbers are as follows:

Domestic callers dial 866-451-9003

International callers dial 203-369-1207

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

▪

We made significant progress in the development of our server-based gaming initiatives and will begin commercially deploying a portion of this technology in 2009

▪

Revenues from approximately 1,800 machines shipped during the fourth quarter are expected to be included in our next fiscal quarter

Actual results could differ materially from those projected or reflected in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪

Unfavorable changes to regulations or problems with obtaining or maintaining needed licenses or approvals

▪

Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of our participation games

▪

Unfavorable economic conditions which may reduce our product sales and the play levels of our participation games

▪

Decreases in interest rates, which in turn increases our costs to fund jackpots

▪

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

▪

Failure to successfully develop and manage frequent introductions of innovative products

▪

Failure to attract, retain and motivate key employees may adversely affect our ability to compete

▪

Failure or inability to protect our intellectual property

▪

Claims of intellectual property infringement or invalidity

▪

Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

▪

Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact:  Patrick Cavanaugh

  Vice President, Corporate Finance & Investor Relations

  +1-866-296-4232

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Years Ended
	September 30,		September 30,
	2008	2007	2008	2007
(In millions, except per share amounts)
Revenues
Gaming operations	$331.0	$353.3	$1,337.9	$1,361.2
Product sales	301.2	309.6	1,190.7	1,260.2
Total revenues	632.2	662.9	2,528.6	2,621.4
Costs and operating expenses
Cost of gaming operations	138.3	138.6	559.8	538.2
Cost of product sales	139.5	148.6	549.7	602.4
Selling, general and administrative	124.9	105.4	460.1	397.9
Research and development	59.6	53.7	223.0	202.2
Depreciation and amortization	19.9	20.0	76.7	80.4
Total costs and operating expenses	482.2	466.3	1,869.3	1,821.1
Operating income	150.0	196.6	659.3	800.3
Other income (expense), net	(46.8)	(2.4)	(68.5)	4.5
Income before tax	103.2	194.2	590.8	804.8
Income tax provisions	51.1	71.6	248.3	296.6
Net income	$52.1	$122.6	$342.5	$508.2
Basic earnings per share	$0.18	$0.38	$1.11	$1.54
Diluted earnings per share	$0.18	$0.38	$1.10	$1.51
Weighted average shares outstanding
Basic	296.1	322.0	308.0	330.1
Diluted	297.0	325.4	310.4	336.1

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Unaudited Condensed Consolidated Balance Sheets

	September 30,
	2008	2007
(In millions)
Assets
Current assets
Cash and equivalents	$266.4	$261.3
Investment securities, at market value	-	51.3
Restricted cash and investments	108.0	88.1
Receivables, net	530.3	503.1
Inventories	218.3	144.8
Jackpot annuity investments	67.5	66.5
Other	279.6	171.9
Total current assets	1,470.1	1,287.0
Notes and contracts receivable, net	148.2	63.6
Property, plant and equipment, net	590.9	567.4
Jackpot annuity investments	423.4	441.5
Goodwill and intangibles, net	1,407.4	1,362.1
Other assets	517.4	445.9
Total assets	$4,557.4	$4,167.5
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$16.0	$5.6
Accounts payable	105.7	121.1
Jackpot liabilities	189.7	170.7
Accrued income taxes	15.3	49.5
Dividends payable	42.9	44.4
Other accrued liabilities	367.1	300.2
Total current liabilities	736.7	691.5
Notes payable, net of current maturities	2,247.1	1,503.0
Non-current jackpot liabilities	461.0	472.4
Other liabilities	203.6	47.9
Total liabilities	3,648.4	2,714.8
Total stockholders' equity	909.0	1,452.7
Total liabilities and stockholders' equity	$4,557.4	$4,167.5

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	September 30,
	2008	2007
(In millions)
Operations
Net income	$342.5	$508.2
Depreciation, amortization, and asset charges	286.0	265.5
Other non-cash items	104.7	38.8
Changes in operating assets and liabilities:
Receivables	(76.8)	(22.8)
Inventories	(75.0)	23.2
Accounts payable and accrued liabilities	(3.0)	36.6
Jackpot liabilities	(22.3)	(47.2)
Income taxes	8.6	(6.4)
Prepaid and other assets	(48.4)	25.6
Cash from operations	516.3	821.5
Investing
Capital expenditures	(298.2)	(344.3)
Investments, net	57.4	42.0
Jackpot annuity investments, net	45.7	29.4
Changes in restricted cash	(77.3)	12.4
Business acquisitions	(84.3)	(37.2)
Other	(38.8)	1.0
Cash from investing	(395.5)	(296.7)
Financing
Debt proceeds (repayments), net	754.1	652.9
Employee stock plans	86.0	82.7
Dividends paid	(175.6)	(173.8)
Share repurchases	(779.7)	(1,118.3)
Cash from financing	(115.2)	(556.5)
Foreign exchange rates effect on cash	(0.5)	(1.6)
Net change in cash and equivalents	5.1	(33.3)
Beginning cash and equivalents	261.3	294.6
Ending cash and equivalents	$266.4	$261.3

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Unaudited Supplemental Data
	Quarters Ended		Years Ended
	September 30,		September 30,
Calculation of Earnings Per Share	2008	2007	2008	2007
(In millions, except per share amounts)
Net income	$52.1	$122.6	$342.5	$508.2
Basic weighted average shares outstanding	296.1	322.0	308.0	330.1
Dilutive effect of stock awards	0.9	3.4	2.4	4.1
Dilutive effect of convertible debentures	-	-	-	1.9
Diluted weighted average shares outstanding	297.0	325.4	310.4	336.1

Basic earnings per share	$0.18	$0.38	$1.11	$1.54
Diluted earnings per share	$0.18	$0.38	$1.10	$1.51

	Quarters Ended		Years Ended
Reconciliation of Net Income to Adjusted EBITDA	September 30,		September 30,
	2008	2007	2008	2007
(In millions)
Net income	$52.1	$122.6	$342.5	$508.2
Income tax provisions	51.1	71.6	248.3	296.6
Other (income) expense, net	46.8	2.4	68.5	(4.5)
Depreciation and amortization	75.6	66.9	286.0	265.5
Share-based compensation	10.9	8.9	38.4	35.7
Adjusted EBITDA	$236.5	$272.4	$983.7	$1,101.5

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

			Years Ended
Reconciliation of Cash from Operations to Free Cash Flow			September 30,
			2008	2007
(In millions)
Cash from operations			$516.3	$821.5
Investment in property, plant and equipment			(92.5)	(134.1)
Investment in gaming operations equipment			(190.6)	(194.4)
Investment in intellectual property			(15.1)	(15.8)
Free Cash Flow before dividends			218.1	477.2
Dividends paid			(175.6)	(173.8)
Free Cash Flow			$42.5	$303.4

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

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News Release

International Game Technology Reports Fourth Quarter and Fiscal Year 2008 Results

Unaudited Supplemental Data (continued)
		Quarter		Year
Items Affecting Comparability	Income statement line impacted	Ended		Ended
		September 30,		September 30,
		2008	2007	2008	2007
(In millions)		favorable (unfavorable)		favorable (unfavorable)

Investment write-downs (1)	Other income & expense	$(28.6)	$-	$(28.6)	$-
Foreign currency exchange losses	Other income & expense	(4.7)	0.2	(4.4)	(0.5)
Interest rate changes on jackpot expense	Cost of gaming operations	(1.5)	(2.9)	(25.3)	(9.0)
Hurricane insurance gain, property	Cost of gaming operations	-	-	-	5.0
Fixed asset charges (technological obsolescence)	Cost of gaming operations	-	-	(10.4)	-
Inventory write-downs (technological obsolescence)	Cost of product sales	(5.0)	-	(7.4)	-
Bad debt provision	Sales, General, & Administrative	(3.5)	(1.5)	(9.0)	6.0
Hurricane insurance gain, business interruption	Sales, General, & Administrative	-	-	-	12.0
Gain on sale of corporate airplane	Sales, General, & Administrative	-	-	-	5.8
Subtotal amounts before tax	Income before tax	$(43.3)	$(4.2)	$(85.1)	$19.3
Tax effect	Income tax provision	5.8	1.6	22.2	(8.2)
Discrete tax items	Income tax provision	(0.6)	(1.1)	(8.9)	5.7
Total amounts after tax		$(38.1)	$(3.7)	$(71.8)	$16.8

(1) There is no tax benefit associated with these investment write-downs.

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